EXHIBIT 23(a)


                    Consent of Independent Certified Public Accountants


The Board of Directors
W.R. Berkley Corporation:

We consent to the use of our reports on W. R. Berkley Corporation and subsidiaries (the Company) and of MECC, Inc. and subsidiary (MECC) incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

The reports of KPMG Peat Marwick LLP on the financial statements, schedules and selected financial data of the Company and on the financial statements of MECC as of December 31,1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 refer to the adoption of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993 and of the Company's adoption of No. 109, "Accounting for Income Taxes in 1992".



KPMG Peat Marwick LLP

New York, New York
January 25, 1996